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                                    Exhibit I

                                 April 30, 2003

Northwestern Mutual Series Fund, Inc.
720 East Wisconsin Avenue
Milwaukee, WI 53202

Gentlemen:

     In my capacity as Secretary of Northwestern Mutual Series Fund, Inc. (the "Company") I have acted as counsel for the Company in connection with Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A (the "Registration Statement") filed or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 with respect to the Common Stock of the Company. The Company is authorized to issue thirty-nine billion (39,000,000,000) Shares of Common Stock, par value $0.01 per share. I have examined the Articles of Incorporation and By-Laws of the Company and the proceedings taken and instruments executed in connection with the authorization and proposed issuance of said Common Stock and have also examined such other corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination, it is my opinion that:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland.

     2. The authorized and unissued shares of Common Stock of the Company covered by the Registration Statement to be sold by the Company, upon due sale and delivery thereof and payment therefor by the specified purchasers thereof in accordance with the Registration Statement, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,


                                           MERRILL C. LUNDBERG

                                           Merrill C. Lundberg
                                           Secretary
                                           Northwestern Mutual Series Fund, Inc.